Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham Louis A. Raspino (713) 789-1400

PRIDE INTERNATIONAL, INC. INTENDS TO SELL $400 MILLION OF

SENIOR NOTES

     HOUSTON, TEXAS, June 10, 2004 — Pride International, Inc. (NYSE: PDE) today announced that it intends to sell $400 million of senior unsecured notes in a private offering. The interest rate and other terms of the notes will be determined upon pricing of such securities. The net proceeds from this offering will be used to retire Pride’s outstanding 9 3/8% Senior Notes due 2007 and 10% Senior Notes due 2009, including the applicable premium and accrued and unpaid interest. In connection with the retirement of those notes, Pride is commencing an offer to purchase the notes at 37.5 basis points over the respective redemption prices, which offer is scheduled to expire July 9, 2004 and is conditioned on the closing of the offering of the $400 million of senior unsecured notes announced today.

     The notes being sold by Pride will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 327 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 30 tender-assisted, barge and platform rigs, as well as 249 land rigs.